Exhibit 99.1

NEWS RELEASE January 11, 2016

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES PROPOSED NEW SENIOR UNSECURED CREDIT FACILITIES

January 11, 2016 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has received commitments from a group of lenders for a new $5.5 billion Senior Unsecured Credit Facility (“New Facility”), which is expected to consist of up to $3.5 billion of Senior Unsecured Revolving Credit Facilities and a $2.0 billion Senior Unsecured Term Loan A Facility. The borrower under the New Facility will be Crown Castle International Corp. The New Facility is subject to negotiation, execution and delivery of definitive loan documentation and customary closing conditions. Crown Castle expects to close the New Facility prior to releasing its fourth quarter 2015 results, currently scheduled to occur after the market closes on Wednesday, January 27, 2016.

Crown Castle intends to use net proceeds from the New Facility, together with cash on hand, to repay all outstanding borrowings under the existing Senior Secured Credit Facility of Crown Castle Operating Company (“Existing Facility”). As of September 30, 2015, the Existing Facility consisted of a $2.2 billion revolving credit facility, of which $1.0 billion of borrowings was outstanding, and $2.9 billion of term loans outstanding. Crown Castle’s full year 2016 Outlook for interest expense remains $517 million to $537 million, which is unchanged from its previously provided Outlook. Additional details regarding the New Facility will be made available at the time of closing.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 15,000 small cell nodes supported by approximately 16,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (i) the proposed New Facility, (ii) the terms of the New Facility, (iii) the use of proceeds from the New Facility, (iv) the timing and closing of the New Facility and (v) interest expense. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including”, and any variation thereof, means “including, without limitation”.

The Foundation for a Wireless World.

CrownCastle.com